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                                                                    EXHIBIT 99.1

                              [NEWS RELEASE LOGO]


  ResCare - 10140 Linn Station Road - Louisville, Kentucky 40223-3813 - Phone:
                         502.394.2100 - www.rescare.com

CONTACT: Nel Taylor
            Chief Communication Officer
            502/394-2100

            RESCARE SUBSIDIARY SIGNS DEFINITIVE AGREEMENT TO PURCHASE WORKFORCE SERVICES GROUP OF ACS - STATE & LOCAL SOLUTIONS

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                   ANNUAL REVENUES EXPECTED TO BE $165 MILLION

LOUISVILLE, KY (November 11, 2005) - ResCare, Inc. (NASDAQ/NM:RSCR), the nation's leading provider of residential, training, educational and support services for people with special needs, announced today that its subsidiary, Arbor E&T, LLC, has signed a definitive agreement to purchase the operating assets and business of the Workforce Services Group of Affiliated Computer Services - State & Local Solutions (NYSE: ACS).

      The acquisition is expected to generate approximately $165 million in annual revenues and would become part of Arbor E&T. The purchase will be funded through existing cash and availability under ResCare's senior credit facility. The transaction, which is expected to close early in the first quarter of 2006, is subject to successful novation of contracts and other customary conditions, including Hart-Scott-Rodino notification.

      This operating segment of ACS has contracts in 16 states and Washington, D.C. and provides services to adults who have lost their jobs or face some barrier to employment. It offers job development, training and placement through federally funded programs administered by state and local governments and is the largest private provider of these services in the U.S. ACS' training services are provided primarily through "one-stop" programs, which are convenient service sites that enable job seekers and employers to receive government assistance, employment or training-related services at a single location.

      "ResCare is excited about the agreement to purchase the assets of ACS' one-stop services," said Ronald G. Geary, ResCare chairman, president and chief executive officer. "When finalized, this accretive acquisition would make ResCare the largest private provider of one-stop services in the country. It would also expand ResCare's services into three new states - Idaho, Wisconsin and Wyoming."

      ResCare, founded in 1974, offers services to some 41,000 people in 34 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.

                                     -MORE-

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RSCR Subsidiary Signs Definitive Agreement to Purchase
      Workforce Services Group of ACS - State & Local Solutions
Page 2
November 11,2005

      The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Please refer to those disclosures.

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